UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2009

Compliance Systems Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-131862	20-4292198
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

90 Pratt Oval, Glen Cove, New York	11542
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 674-4545

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 3.02	Unregistered Sales of Equity Securities.

(a)
We, Compliance Systems Corporation, have been deferring all or a portion of the salaries of our president and chief executive officer, Dean R. Garfinkel, our chief financial officer, Barry M. Brookstein, and our controller, Cecilia Carfora, since January 1, 2009.  Messrs. Garfinkel and Brookstein also may be deemed two of our principal shareholders.  The amount of deferred salaries total approximately $170,000 as of June 30, 2009, consisting of $85,000 due Mr. Garfinkel, $70,000 due Mr. Brookstein and $15,000 due Ms. Carfora.  As reported in our Current Report on Form 8-K (Date of Report: June 24, 2009), filed with the Securities and Exchange Commission on June 30, 2009, as consideration for such deferrals, we agreed to grant five-year warrants (each, a “Deferred Salary Warrant”) to purchase shares (each, a “Deferred Salary Warrant Share”) of our common stock, par value $0.001 per share (the “Common Stock”), to the persons who agreed to such salary deferrals.  We agreed to issue the Deferred Salary Warrants quarterly, as of the last day of each of our fiscal quarters, commencing June 30, 2009.  The formula for determining the number of Deferred Salary Warrants to be issued as of the end of each fiscal quarter is 40 Deferred Salary Warrants for every $1 of salary deferred during such quarter and unpaid as of the end of such fiscal quarter; provided, however, that, with respect to the grants to be made on June 30, 2009, the number of Deferred Salary Warrants to be issued shall be determined by the reference to the aggregate unpaid deferred salary as of such date.  Accordingly, as of June 30, 2009, we issued 3.4 million Deferred Salary Warrants to Mr. Garfinkel, 2.8 million Deferred Salary Warrants to Mr. Brookstein and 600,000 Deferred Salary Warrants to Ms. Carfora.  Each Deferred Salary Warrant issued as of June 30, 2009 entitles its holder to purchase one Deferred Salary Warrant Share at a purchase price of $0.05 per Deferred Salary Warrant Share, and expires on June 29, 2014.

(b)
We have failed to pay dividends on the 1.25 million outstanding shares of our Series B Senior Subordinated Convertible Voting Preferred Stock (the “Series B Preferred Stock”) that were payable on January 31, February 28, March 31, April 30, May 31, and June 30, 2009.  All of the outstanding shares of the Series B Preferred Stock are held by our chief financial officer, Barry M. Brookstein (500,000 shares of Series B Preferred Stock), and an entity in which Mr. Brookstein serves as an executive officer and director and holds a majority of its outstanding voting power, Spirits Management, Inc. (“Spirits”) (750,000 shares of Series B Preferred Stock).  Mr. Brookstein may be deemed one of our principal shareholders.  Dividends on the Series B Preferred Stock may only be paid out of funds legally available for such purpose.  Under Nevada law, generally, a corporation’s distribution to stockholders may only be made if, after giving effect to such distribution, (i) the corporation would be able to pay its debts as they become due in the usual course of action and (ii) the corporation’s total assets equal or exceed the sum of the corporation’s liabilities plus the amount that would be needed, if the corporation was to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.  Our financial condition is such that neither of such requirements could have been met at any of the dividend payment dates commencing with the dividend due on January 31, 2009.  In accordance with the designation of the Series B Preferred Stock and applicable law, we have accrued monthly dividends payable on shares of Series B Preferred Stock until such time as the monthly dividends can lawfully be paid.  The amount of dividends not paid on the outstanding Series B Preferred Stock totals $75,000 as of June 30, 2009, consisting of $30,000 due Mr. Brookstein and $45,000 due Spirits.  As reported in our Current Report on Form 8-K (Date of Report: June 24, 2009), filed with the SEC on June 30, 2009, to compensate the holders of the outstanding Series B Preferred Stock, we have agreed to grant to such holders warrants (each, a “Dividend Accrual Warrant”) to purchase shares of Common Stock.  The Dividend Accrual Warrants are to have terms substantially identical to the terms of the Deferred Salary Warrants.  We agreed to issue the Dividend Accrual Warrants quarterly, as of the last day of each of our fiscal quarters, commencing June 30, 2009.  The formula for determining the number of Dividend Accrual Warrants to be issued as of the end of each fiscal quarter is 40 Dividend Accrual Warrants for every $1 of dividends accrued during such quarter and unpaid as of the end of such fiscal quarter; provided, however, that, with respect to the grants to be made on June 30, 2009, the number of Dividend Accrual Warrants to be issued shall be determined by the reference to the aggregate unpaid dividends as of such date.  Accordingly, as of June 30, 2009, we issued 1.2 million Dividend Accrual Warrants to Mr. Brookstein and 1.8 million Dividend Accrual Warrants to Spirits.  Each Dividend Accrual Warrant issued as of June 30, 2009 entitles its holder to purchase one share of Common Stock (each, a “Dividend Accrual Warrant Share”) at a purchase price of $0.05 per Dividend Accrual Warrant Share, and expires on June 29, 2014.

Item 9.01	Financial Statements and Exhibits.

Set forth below is a list of exhibits to this Current Report on Form 8-K:

Exhibit
Number	Description
10.1	Warrant Certificate, dated June 30, 2009, evidencing 3.4 million common stock purchase warrants registered in the name of Dean Garfinkel.
10.2	Warrant Certificate, dated June 30, 2009, evidencing 2.8 million common stock purchase warrants registered in the name of Barry Brookstein.
10.3	Warrant Certificate, dated June 30, 2009, evidencing 1.2 million common stock purchase warrants registered in the name of Barry Brookstein.
10.4	Warrant Certificate, dated June 30, 2009, evidencing 1.8 million common stock purchase warrants registered in the name of Spirits Management, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 2, 2009	Compliance Systems Corporation

	By:	/s/ Dean R. Garfinkel
Dean R. Garfinkel, President